Exhibit 23.1

[Moss Adams Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-126980 and 333-116685) on Form S-8 of our report dated March 15, 2012, except for the effects on the 2011 consolidated financial statements of the restatement described in Note 2, as to which the date is December 12, 2014 relating to the consolidated statements of operations, comprehensive income (loss), changes to stockholders’ equity and cash flows of Trinity Capital Corporation and subsidiaries for the year ended December 31, 2011, which report appears in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Moss Adams, LLP

Scottsdale, Arizona
December 12, 2014